Exhibit 99.1
                                                ------------



       UNITED AIRLINES HOLDS AIRLINE ANALYST BRIEFING;
            PROVIDES FINANCIAL GUIDANCE FOR 2000

  * Higher fuel and labor expenses expected to drive above-trend unit cost growth.

  * System unit revenues expected to benefit from stronger global economic growth in 2000 and the full roll-out of Economy Plus.

  * Fully distributed earnings per share expected to range between $7.00 and $9.00 in 2000.

     NEW YORK, Jan. 13, 2000 - In a presentation this morning to the Society of Airline Analysts in New York, United Airlines' Chairman and Chief Executive Officer James
E. Goodwin will preview the company's outlook for 2000. The presentation will include details on:

Costs in 2000
-------------

The company expects to face two major cost challenges during the year:

  * Material wage increases consistent with its commitment to provide competitive compensation to its employees after the ESOP allocation period comes to a close.

  * Higher fuel prices, expected to average 25 percent above 1999 levels.

     While the company will continue its successful and disciplined cost-control program, United will tell analysts it expects the program's benefits will probably not offset the impact of both of these factors. In addition, the introduction of Economy Plus, while expected to produce revenue enhancement, will reduce available capacity in 2000.
     "If we were only dealing with the challenge of higher labor costs in 2000, unit cost growth would actually be consistent with recent trends. However, we also face the industry-wide issue of higher fuel costs for the year," Goodwin says. "And while Economy Plus is also expected to affect our unit cost performance, this product should be a clear win for United, enabling us to attract an even higher share of the premium, high-yield market."

Revenues in 2000
----------------

On the revenue side, the company's outlook is highlighted by the following factors:

     *    Continued economic improvement in the Pacific.

     * United has the most geographically diverse route network of all the major U.S. airlines, and expects to benefit from stronger global economic growth in 2000. The company anticipates unit revenue improvement in three of its four global regions: Latin America, Pacific and North
       America.

EPS Estimate for 2000
---------------------

United will tell analysts that it anticipates a 2 to 4 percent increase in total unit revenue that will likely be outweighed by the expected 6 percent growth in unit costs.
Therefore, United expects 2000 fully distributed earnings per share to range between $7.00 and $9.00.

Company E-Commerce Developments
-------------------------------

At the meeting with analysts, United will also discuss its plans to provide greater visibility to two of its fastest growing business segments, e-commerce and Mileage Plus(R). In a separate announcement earlier today, United disclosed its intention to create an e-commerce subsidiary, enabling the company to better capitalize on the rapid convergence of the travel industry and Internet commerce.

Safe Harbor Statement: Some of the information included in this news release is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected capacity, traffic, revenues, unit revenues, expenses, fully distributed unit costs, fuel prices and fully distributed earnings per share include: the success of the company's cost-control efforts, Year 2000 readiness, wage rates of employee peer groups at the company's competitors, compensation levels in the industry, the outcome of negotiations on new contracts with the union groups, industry capacity decisions, the airline pricing environment, the economic environment of the airline industry, fuel prices, actions of the U.S., foreign and local governments, the price of UAL common stock, the Pacific economic environment and travel patterns, foreign currency exchange rate fluctuations and the general economic environment.